EXHIBIT 3.1

EXHIBIT I

RESTATED
ARTICLES OF INCORPORATION
OF
DAWSON GEOPHYSICAL COMPANY

ARTICLE ONE

     The name of the corporation is DAWSON GEOPHYSICAL COMPANY.

ARTICLE TWO

     The period of duration is perpetual.

ARTICLE THREE

     The purposes for which this corporation is organized are:

     To engage in any lawful activity or business and to promote and conduct any legitimate object of purpose or purposes permitted under the laws of the State of Texas,

and to enable the corporation to accomplish such purposes, the corporation shall have and possess and exercise all of the rights, powers and privileges granted to or conferred upon corporations by the Texas Business Corporation Act or by any other law of the State of Texas or by these Articles of Incorporation, together with all other rights, powers and privileges incident thereto that shall or may be necessary or convenient to the conduct of such activities and business and the achievement of such purposes.

ARTICLE FOUR

     The total number of shares of stock which the corporation shall have authority to issue is fifteen million (15,000,000) divided into two classes:

     (a) One class designated as common stock shall consist of Ten Million (10,000,000) shares having a par value of Thirty-Three and One/third Cents ($0.33-1/3) per share; and the other class designated as preferred shares shall consist of Five Million (5,000,000) shares having a par value of One Dollar ($1.00) per share.

     (b) The preferences, qualifications, limitations, restrictions in the special or relative right in respect to the shares are as follows:

     (1) Shares of Preferred Stock may be issued from time to time in one or more series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority as so to do which is hereby vested in the Board of Directors.

     (2) Each series of Preferred Stock:

     (a) may have such number of shares;

     (b) may not have voting powers without the prior approval of the holders of a majority of the Common Stock except when dividends are in arrears for twelve (12) months;

     (c) may be subject to redemption at such time or times and at such prices;

     (d) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or series of stock;

     (e) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

     (f) may be made convertible at not less than book value into, or exchangeable for, shares of any other class or classes (except a class having prior or superior rights and preferences as to dividends or distribution of assets upon liquidation) or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments without the approval of the holders of a majority of the Common Stock;

     (g) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

     (h) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

     (i) may have such other relative, participating optional or other special rights, and qualifications, limitations or restrictions thereof;

all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

     (3) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.

     (4) Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

     Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in case, stock or otherwise.

     Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

     (c) Each of the 80,580 shares of the corporation previously issued having a par value of Ten Dollars ($10.00) per share, shall be equal to and is hereby changed into thirty (30) full paid and nonassessable common shares of the corporation having a par value of Thirty-Three and One/third Cents ($0.33-1/3) per share authorized to be issued under the Articles of Incorporation as hereby amended. Certificates for common shares having a par value of Thirty-Three and One/third Cents ($0.33-1/3) per share shall be issued in place and upon surrender of certificates of shares having a par value of $10.00 per share previously issued, on the aforesaid basis; provided, however, that upon these Restated Articles of Incorporation becoming effective, the holders of said shares previously issued shall thereupon cease to be holders of said shares and shall be and become holders of the herein authorized common shares upon the basis hereinabove provided, whether or not certificates representing said hereinabove authorized common shares are then issued and delivered.

     No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bond or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

     A cumulative voting by the stockholders of the corporation at any election for directors is expressly prohibited. The shareholders entitled to vote for directors in such election shall be entitled to cast one vote per directorship for each share held, and no more.

ARTICLE FIVE

     The corporation will not commence business until it has received for issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received, which sum is not less than One Thousand ($1,000.00).

ARTICLE SIX

     The post office address of its registered agent is 208 South Marienfeld, Midland, Texas, and the name of its registered agent at such address is L. Decker Dawson.

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
DAWSON GEOPHYSICAL COMPANY

     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation which have the effect of indemnifying the directors of the corporation.

ARTICLE ONE

     The name of the corporation is:

DAWSON GEOPHYSICAL COMPANY

ARTICLE TWO

     The following amendment to the Articles of Incorporation of the corporation was adopted by its shareholders on the 31st day of January, 1989, as hereinafter set out.

     Article Seven of the Articles of Incorporation is hereby added by inclusion of the following provisions:

     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for an act or omission in such director’s capacity as a director, except for liability for (i) a breach of a director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the laws of the State of Texas are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director of the corporation, then the liability of a director of the corporation shall thereupon automatically be eliminated or limited to the fullest extent permitted by such laws. Any repeal or modification of this Article Seven by the shareholders of the corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to events or circumstances occurring or existing prior to such time.

ARTICLE THREE

     The number of shares of the corporation issued and outstanding at the time of adoption of the foregoing amendment was 2,970,300; and the number of shares entitled to vote thereon was likewise 2,970,300.

ARTICLE FOUR

     The holders of 1,980,716 of the shares outstanding and entitled to vote on said amendment voted for and 7,883 voted against adopting said amendment, and 8,732 abstained from voting.

     IN WITNESS WHEREOF, the corporation has executed these Articles of Amendment by the undersigned officers effective this 31st day of January, 1989.

DAWSON GEOPHYSICAL COMPANY
By:	/s/ L. Decker Dawson
L. Decker Dawson, President

By:	/s/ Paula W. Henry
Paula W. Henry, Secretary

STATE OF TEXAS	§
§
COUNTY OF MIDLAND	§

     I, /s/ Bernie R. Lambert, a Notary Public, do hereby certify that on this 4th day of February, 1989, personally appeared before me L. Decker Dawson, President of the corporation executing the foregoing document in the capacity therein set forth and declared that the statements therein contained are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year before written.

/s/ Bernie R. Lambert
Bernie R. Lambert, Notary Public,
State of Texas
My Commission Expires:	Bernie R. Lambert
1-8-93	Printed Name of Notary Public